Exhibit T3B.10

AMENDED AND RESTATED

BY-LAWS

of

BROOKSTONE, INC.

Reference is hereby made to the OSIM BROOKSTONE HOLDINGS, INC. SHAREHOLDERS AGREEMENT between OSIM International Ltd., J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, Century Private Equity Holdings (S) PTE Ltd., the Management Holders and OSIM Brookstone Holdings, Inc., dated October 4, 2005 (the “Shareholders Agreement”). At any such time that the Company stock is held by OSIM Brookstone Holdings, L.P. (whether directly or indirectly), to the extent that any provision of these by-laws conflicts with or is inconsistent with any terms of the Shareholders Agreement, the terms of the Shareholder Agreement shall, to the extent not inconsistent with applicable law, supercede these by-laws and these by-laws shall be considered modified to the extent superceded by such terms.

1. MEETINGS OF STOCKHOLDERS.

1.1 Annual Meeting. The annual meeting of stockholders shall be held on such date and at such time as shall be designated from time to time by the board of directors (the “Board”) and stated in the notice of the meeting.

1.2 Special Meetings. Special meetings of the stockholders may be called by resolution of the Board or by the president and shall be called by the president or secretary upon the written request (stating the purpose or purposes of the meeting) of a majority of the directors then in office or of the holders of 51% of the outstanding shares entitled to vote. Only business related to the purposes set forth in the notice of the meeting may be transacted at a special meeting.

1.3 Place and Time of Meetings. Meetings of the stockholders may be held in or outside Delaware at the place and time specified by the Board or the directors or stockholders requesting the meeting.

1.4 Notice of Meetings; Waiver of Notice. Written notice of each meeting of stockholders shall be given to each stockholder entitled to vote at the meeting, except that (a) it shall not be necessary to give notice to any stockholder who submits a signed waiver of notice before or after the meeting, and (b) no notice of an adjourned meeting need be given except when required under Section 1.5 of these by-laws or by law. Each notice of a meeting shall be given, personally or by mail, not less than 10 nor more than 60 days before the meeting and shall state the time and place of the meeting, and unless it is the annual meeting, shall state at whose direction or request the meeting is called and the purposes for which it is called. If mailed, notice shall be considered given when received by a stockholder at his address on the company’s records. The attendance of any stockholder at a meeting, without protesting at the beginning of the meeting that the meeting is not lawfully called or convened, shall constitute a waiver of notice by him.

1.5 Quorum. Subject to the Shareholders Agreement, including but not limited to Sections 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect, at any meeting of stockholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum for the transaction of any business. In the absence of a quorum a majority in voting interest of those present or, if no stockholders are present, any officer entitled to preside at or to act as secretary of the meeting, may adjourn the meeting until a quorum is present. At any adjourned meeting at which a quorum is present any action may be taken which might have been taken at the meeting as originally called. No notice of an adjourned meeting need be given if the time and place are announced at the meeting at which the adjournment is taken except that, if adjournment is for more than thirty days or if, after the adjournment, a new record date is fixed for the meeting, notice of the adjourned meeting shall be given pursuant to Section 1.4.

1.6 Voting; Proxies. Subject to the Shareholders Agreement, including but not limited to Sections 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect, each stockholder of record shall be entitled to one vote for every share registered in his name. Corporate action to be taken by stockholder vote, other than the election of directors, shall be authorized by a majority of the votes cast at a meeting of stockholders, except as otherwise provided by law or by Section 1.8 of these by-laws. Directors shall be elected in the manner provided in Section 2.1 of these by-laws. Voting need not be by ballot unless requested by a stockholder at the meeting or ordered by the chairman of the meeting; however, all elections of directors shall be by written ballot, unless otherwise provided in the certificate of incorporation. Each stockholder entitled to vote at any meeting of stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy must be signed by the stockholder or his attorney-in-fact. No proxy shall be valid after three years from its date unless it provides otherwise.

1.7 List of Stockholders. Subject to the Shareholders Agreement, including but not limited to Sections 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect, not less than 10 days prior to the date of any meeting of stockholders, the secretary of the company shall prepare a complete list of stockholders entitled to vote at the meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in his name. For a period of not less than 10 days prior to the meeting, the list shall be available during ordinary business hours for inspection by any stockholder for any purpose germane to the meeting. During this period, the list shall be kept either (a) at a place within the city where the meeting is to be held, if that place shall have been specified in the notice of the meeting, or (b) if not so specified, at the place where the meeting is to be held. The list shall also be available for inspection by stockholders at the time and place of the meeting.

1.8 Action by Consent Without a Meeting. Subject to the Shareholders Agreement, including but not limited to Sections 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect, any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting. Prompt notice of the taking of any such action shall be given to those stockholders who did not consent in writing.

2. BOARD OF DIRECTORS.

2.1 Number, Qualification, Election and Term of Directors. Subject to the Shareholders Agreement, including but not limited to Sections 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect, the business of the company shall be managed by the Board which shall consist of eight (8) directors. The number of directors may be changed by resolution of a majority of the entire Board or by the stockholders, but no decrease may shorten the term of any incumbent director. Directors shall be elected at each annual meeting of stockholders by a plurality of the votes cast and shall hold office until the next annual meeting of stockholders and until the election and qualification of their respective successors, subject to the provisions of Section 2.9. As used in these by-laws, the term “entire Board” means the total number of directors which the company would have if there were no vacancies on the Board.

2.2 Quorum and Manner of Acting. Subject to the Shareholders Agreement, including but not limited to Sections 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect, a majority of the directors then in office shall constitute a quorum for the transaction of business at any meeting, except as provided in Section 2.10 of these by-laws. Action of the Board shall be authorized by the vote of a majority of the directors present at the time of the vote if there is a quorum, unless otherwise provided by law or these by-laws. In the absence of a quorum a majority of the directors present may adjourn any meeting from time to time until a quorum is present.

2.3 Place of Meetings. Meetings of the Board may be held in or outside Delaware.

2.4 Annual and Regular Meetings. Subject to the Shareholders Agreement, including but not limited to Sections 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect, annual meetings of the Board, for the election of officers and consideration of other matters, shall be held either (a) without notice immediately after the annual meeting of stockholders and at the same place, or (b) as soon as practicable after the annual meeting of stockholders, on notice as provided in Section 2.6 of these by-laws. Regular meetings of the Board may be held without notice at such times and places as the Board determines. If the day fixed for a regular meeting is a legal holiday, the meeting shall be held on the next business day.

2.5 Special Meetings. Special meetings of the Board may be called by the president or by any one of the directors. Only business related to the purposes set forth in the notice of meeting may be transacted at a special meeting.

2.6 Notice of Meetings; Waiver of Notice. Notice of the time and place of each special meeting of the Board, and of each annual meeting not held immediately after the annual meeting of stockholders and at the same place, shall be given to each director by mailing it to him at his residence or usual place of business at least three days before the meeting, or by delivering it to him via delivery, telephone or facsimile to ensure that it is received at least three days before the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting is called. Notice need not be given to any director who submits a signed waiver of notice before or after the meeting or who attends the meeting without protesting at the beginning of the meeting the transaction of any business because the meeting was not lawfully called or convened. Notice of any adjourned meeting need not be given, other than by announcement at the meeting at which the adjournment is taken.

2.7 Board or Committee Action Without a Meeting. Any action required or permitted to be taken by the Board or by any committee of the Board may be taken without a meeting if all of the members of the Board or of the committee consent in writing to the adoption of a resolution authorizing the action. The resolution and the written consents by the members of the Board or the committee shall be filed with the minutes of the proceeding of the Board or of the committee.

2.8 Participation in Board or Committee Meetings by Conference Telephone. Any or all members of the Board or of any committee of the Board may participate in a meeting of the Board or of the committee by means of a conference telephone or similar communications equipment allowing all persons participating in the meeting to hear each other at the same time. Participation by such means shall constitute presence in person at the meeting.

2.9 Resignation and Removal of Directors. Any director may resign at any time by delivering his resignation in writing to the president or secretary of the company, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Subject to Section 3.1 of the Shareholders Agreement, so long as such Shareholders Agreement remains in effect, any or all of the directors may be removed at any time, either with or without cause, by vote of the stockholders unless such director(s) was designated pursuant to Section 3.1 of the Shareholders Agreement, in which case, such director(s) may only be removed or replaced by the designating Shareholder.

2.10 Vacancies. Subject to Section 3.1 of the Shareholders Agreement, so long as such Shareholders Agreement remains in effect, any vacancy in the Board, including one created by an increase in the number of directors, may be filled for the unexpired term by a majority vote of the remaining directors, though less than a quorum stockholders unless such director(s) was designated pursuant to Section 3.1 of the Shareholders Agreement, in which case, such director(s) may only be removed or replaced by the designating Shareholder.

2.11 Compensation. Directors shall receive such compensation as the Board determines, together with reimbursement of their reasonable expenses in connection with the performance of their duties. A director may also be paid for serving the company, its affiliates or subsidiaries in other capacities.

2.12 Interested Directors. (a) No contract or transaction between the company and any of its directors or officers, or between the company and any other company, partnership, association, or other organization in which any of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(1) The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Board or the committee, and the Board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(2) The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(3) The contract or transaction is fair as to the company as of the time it is authorized, approved or ratified, by the board of directors, a committee or the stockholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

3. COMMITTEES.

3.1 Committees. Subject to the Shareholders Agreement including but not limited to Section 3.1 through 3.5 thereof, so long as such Shareholders Agreement remains in effect the Board may create one or more committees and appoint members of the Board to serve on them. Unless otherwise provided in these Bylaws or the Shareholders Agreement so long as it remains in effect, each committee shall have three or more members who serve at the pleasure of the Board, which number shall be changed by a resolution of a majority of the entire Board. The creation of a committee and appointment of members to it shall be approved by a resolution of a majority of the entire Board.

3.2 Authority of Committees. Subject to the Shareholders Agreement including but not limited to Section 3.1 through 3.5 thereof, to the extent specified by the Board, each committee may exercise the authority of the Board, except that a committee may not (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of a director) expressly required under law to be submitted to stockholders for approval or (ii) adopt, amend or repeal any bylaw of the company.

3.3 Compensation Committee. Subject to Section 3.4 of the Shareholders Agreement, the Board shall appoint each year a compensation committee, which shall make recommendations to the Board concerning executive compensation and other incentive programs and have such other authority relating to such matters, as decided by the Board.

3.4 Audit Committee. Subject to Section 3.4 of the Shareholders Agreement, the Board shall appoint each year an audit committee. The audit committee shall review the adequacy of internal accounting controls, review the results of the annual audit and the audit reports of the Company, review disclosures by the Company’s auditors concerning relationships with the Company, pre-approve services provided by the auditors, review the performance of the auditors and annually recommending auditors, and prepare such reports or statements as may be required by securities laws, as well and have such other authority relating to such matters, as decided by the Board.

3.5 Executive Committee. Subject to Section 3.4 of the Shareholders Agreement, the Board shall appoint each year an Executive Committee which shall have all the powers and authority of the Board, except as otherwise provided in the resolution, section 141(c) of the Delaware General Corporation Law, or any other applicable law. The members of the Executive Committee shall serve at the pleasure of the Board. All action of the Executive Committee shall be reported to the Board at its next meeting.

3.6 Other Committees. Subject to Section 3.4 of the Shareholders Agreement, the Board, by resolution adopted by a majority of the entire Board, may designate other committees of directors of one or more directors, which shall serve at the Board’s pleasure and have such powers and duties as the Board determines.

3.7 Rules Applicable to Committees. Subject to Section 3.4 of the Shareholders Agreement, the Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of a committee, the member or members present at a meeting of the committee and not disqualified, whether or not a quorum, may unanimously appoint another director to act at the meeting in place of the absent or disqualified member. All action of a committee shall be reported to the Board at its next meeting. Each committee shall adopt rules of procedure and shall meet as provided by those rules or by resolutions of the Board. Unless otherwise decided by a resolution of the Board, no committee is required to be comprised solely of independent directors under current rules of public trading markets.

4. OFFICERS.

4.1 Number. The executive officers of the company shall be, the president, one or more vice presidents (including executive vice presidents, if the Board so determines), a secretary and a treasurer. Any two or more offices may be held by the same person except the offices of president and secretary.

4.2 Election; Term of Office. The executive officers of the company shall be elected annually by the Board and each such officer shall hold office until the next annual meeting of the Board and until the election of his successor, subject to the provisions of Section 4.4.

4.3 Subordinate Officers. The Board may appoint subordinate officers (including assistant secretaries and assistant treasurers), agents or employees, each of whom shall hold office for such period and have such powers and duties as the Board determines. The Board may delegate to any executive officer or to any committee the power to appoint and define the powers and duties of any subordinate officers, agents or employees.

4.4 Resignation and Removal of Officers. Any officer may resign at any time by delivering his resignation in writing to the president or secretary of the company, to take effect at the time specified in the resignation; the acceptance of a resignation, unless required by its terms, shall not be necessary to make it effective. Any officer appointed by the Board or appointed by an executive officer or by a committee may be removed by the Board either with or without cause, and in the case of an officer appointed by an executive officer or by a committee, by the officer or committee who appointed him or by the president.

4.5 Vacancies. A vacancy in any office may be filled for the unexpired term in the manner prescribed in Sections 4.2 and 4.3 of these by-laws for election or appointment to the office.

4.6 The President. Subject to the control of the Board, the President shall have general supervision over the business of the company and shall have such other powers and duties as presidents of companies usually have or as the Board assigns to him.

4.7 Vice President. Each vice president shall have such powers and duties as the Board or the president assigns to him.

4.8 The Treasurer. The treasurer shall be the chief financial officer of the company and shall be in charge of the company’s books and accounts. Subject to the control of the Board, he shall have such other powers and duties as the Board or the president assigns to him.

4.9 The Secretary. The secretary shall be the secretary of, and keep the minutes of, all meetings of the Board and of the stockholders, shall be responsible for giving notice of all meetings of stockholders and of the Board, and shall keep the seal and, when authorized by the Board, apply it to any instrument requiring it. Subject to the control of the Board, he shall have such powers and duties as the Board or the president assigns to him. In the absence of the secretary from any meeting, the minutes shall be kept by the person appointed for that purpose by the presiding officer.

4.10 Salaries. The Board may fix the officers’ salaries, if any, or it may authorize the president to fix the salary of any other officer.

5. SHARES.

5.1 Certificates. The company’s shares shall be represented by certificates in the form approved by the Board. Each certificate shall be signed by, the president or a vice president and by the secretary or an assistant secretary, or the treasurer or an assistant treasurer, and shall be sealed with the company’s seal or a facsimile of the seal. Any or all of the signatures on the certificate may be a facsimile.

5.2 Transfers. Shares shall be transferable only on the company’s books, upon surrender of the certificate for the shares, properly endorsed. The Board may require satisfactory surety before issuing a new certificate to replace a certificate claimed to have been lost or destroyed.

5.3 Determination of Stockholders of Record. The Board may fix, in advance, a date as the record date for the determination of stockholders entitled to notice of or to vote at any meeting of the stockholders, or to express consent to or dissent from any proposal without a meeting, or to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action. The record date may not be more than 60 or less than 10 days before the date of the meeting or more than 60 days before any other action.

6. MISCELLANEOUS.

6.1 Seal. The Board shall adopt a corporate seal, which shall be in the form of a circle and shall bear the company’s name and the year and state in which it was incorporated.

6.2 Fiscal Year. The Board may determine the company’s fiscal year. Until changed by the Board, the company’s fiscal year shall end on December 31st of each year;

6.3 Voting of Shares in Other Companies. Shares in other companies which are held by the company may be represented and voted by the president or a vice president of this company or by proxy or proxies appointed by one of them. The Board may, however, appoint some other person to vote the shares.

6.4 Amendments. By-laws may be amended, repealed or adopted by the stockholders or by a majority of the entire Board, but any by-law adopted by the Board may be amended or repealed by the stockholders.

6.5 Business Combinations. The provisions of Section 203 of the General Corporation Law of the State of Delaware shall not apply to any business combination (as defined in said Section 203) involving this Corporation.

6.6 Other Agreements. At any such time that the Company stock is held by OSIM Brookstone Holdings, L.P. (whether directly or indirectly), to the extent the provisions of these By-laws are inconsistent with the terms of the Shareholders Agreement by and among OSIM International Ltd, J.W. Childs Equity Partners III, L.P., JWC Fund III Co-Invest, LLC, Century Private Equity Holdings (S) Pte Ltd., Michael F. Anthony, the other management holders party thereto and OSIM Brookstone Holdings, Inc. (the “Shareholders Agreement”), the terms of the Shareholders Agreement shall, to the extent not inconsistent with applicable law, supercede these By-laws and these By-laws shall be considered modified to the extent superceded by such terms.